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Exhibit 10.16

FORM OF EXECUTIVE SEVERANCE AND CHANGE-OF-CONTROL AGREEMENT

        THIS EXECUTIVE SEVERANCE AND CHANGE-OF-CONTROL AGREEMENT (the "Agreement") by and between EqualLogic, Inc. (the "Company"), a Delaware corporation with offices at 110 Spit Brook Road, Building ZKO2, Nashua, New Hampshire 03062, and [name] (the "Executive"), is made as of [date], 2007.

        WHEREAS, Executive is currently employed as the Company's [title];

        WHEREAS, the Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of Executive and Executive's continued efforts to maximize the Company's value;

        NOW, THEREFORE, as an inducement for and in consideration of Executive's continued employment, the Company agrees that Executive shall receive the benefits set forth in this Agreement in accordance with the provisions set forth below.

1.    Definitions.    As used herein, the following terms shall have the following respective meanings:

        1.1    "Acquisition" means (a) any merger, consolidation or purchase of outstanding capital stock of the Company after which the voting securities of the Company outstanding immediately prior thereto represent (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such event, or (b) any sale of all or substantially all of the assets of the Company (other than in a spin-off or similar transaction).

        1.2    "Benefits Continuation" means [eighteen months (for chief executive officer); twelve months (for all executives other than chief executive officer)] ([12 / 18]) months of continued participation by Executive and Executive's spouse and dependents in the Company's group benefits plans, during which time the Company shall pay that portion of the premiums that the Company paid on behalf of Executive and Executive's spouse and dependents during Executive's employment; provided, however, that if the Company's health insurance plan does not permit such continued participation in such plan after Executive's termination of employment, then the Company shall pay the monthly costs of COBRA continuation coverage on behalf of Executive and Executive's spouse and dependents for such [12 / 18]-month period up to that monthly amount that equals the portion of the premiums paid by Executive on behalf of Executive and Executive's spouse and dependents immediately prior to the termination of employment; and provided, further, that if Executive becomes employed with another employer during the period in which continued health insurance is being provided pursuant to this Agreement, the Company shall not be required to continue such health benefits, or if applicable, to pay the costs of COBRA, if Executive becomes covered under a health insurance plan of the new employer.

        1.3    "Bonus Payment" means a lump sum payment equal to (a) [1.5 multiplied by (for chief executive officer); 1.0 (for all executives other than chief executive officer)] Executive's target annual cash bonus for the year in which Executive's employment is terminated, plus (b) Executive's target annual cash bonus for the year in which Executive's employment is terminated prorated to the date of Executive's termination; such Bonus Payment to be paid no later than thirty (30) calendar days following the date on which the Release (as defined below) becomes binding on Executive.

        1.4    "Cause" means (a) a good faith finding by the Board (i) of Executive's repeated failure after written notice to perform Executive's reasonably assigned duties for the Company, or (ii) that Executive has engaged in dishonesty, gross negligence or misconduct, which dishonesty, gross negligence or misconduct has had a material adverse effect on the Company, (b) Executive's conviction of, or the entry of a pleading of guilty or nolo contendere by Executive to, any crime involving moral turpitude or any felony; or (c) Executive's breach of any material provision of any invention and non-disclosure agreement or non-competition and non-solicitation agreement with the Company, which breach is not cured within ten (10) days written notice thereof.

        1.5    "Change-of-Control" means any Acquisition that is not a Private Transaction.

        1.6    "Equity Acceleration" means full accelerated vesting of all Unvested Equity held by Executive (in lieu of any accelerated vesting provided for by the plan or agreement pursuant to which such Equity was granted or issued).

        1.7    "Good Reason" means, without Executive's express written consent, and upon Company's failure to remedy within thirty (30) days of written notice by Executive, (a) any reduction in Executive's then-current base annual salary or failure to continue coverage of Executive under any compensation or benefit plan made available to similarly-situated employees, except to the extent that such actions or reductions are applied to all employees, (b) a requirement that the location in which Executive perform his principal duties for the Company be changed to a new location that is outside a radius of fifty (50) miles from Executive's principal residential address, or (c) a material reduction or diminution in Executive's position, authority or responsibilities[; provided, however, that a change in nature of the person or persons to whom Executive reports on a regular basis shall not, in and of itself, be deemed a material reduction or diminution in Executive's position, authority or responsibilities (for all executives other than chief executive officer)].

        1.8    "Private Transaction" means any Acquisition in which the consideration received or retained by the holders of the then outstanding capital stock of the Company does not consist of (a) cash or cash equivalent consideration, (b) securities that are registered under the Securities Act of 1933, as amended, or any successor statute (the "Securities Act"), and/or (c) securities for which the Company or any other issuer thereof has agreed to file a registration statement within ninety (90) days of completion of the transaction for resale to the public pursuant to the Securities Act.

        1.9    "Salary Continuation" means [eighteen (for chief executive officer); twelve (for all executives other than chief executive officer)] ([12 / 18]) months of Executive's base salary in effect on the date of Executive's termination of employment, payable in accordance with the Company's regular payroll practices.

        1.10    "Severance Benefits" means Salary Continuation, Benefits Continuation, the Bonus Payment and Equity Acceleration.

        1.11    "Unvested Equity" means (a) the unvested portion of options to purchase shares of common stock, par value $0.01 per share, of the Company ("Common Stock"), and (b) the unvested portion of restricted shares of Common Stock.

2.    Termination Without Cause or for Good Reason Following a Change-of-Control.

        2.1    If Executive's employment is terminated by the Company without "Cause," or by Executive within ninety (90) days after the occurrence of "Good Reason," in either case within three (3) months before or eighteen (18) months following a Change-of-Control, and provided that Executive enters into, and allows to become binding, a General Release with the Company substantially in the form attached hereto as Exhibit A (the "Release"), then Executive shall be entitled to the Severance Benefits.

        2.2    If, during the period during which Executive receives the Severance Benefits, Executive breaches his post-employment obligations to the Company (including, but not limited to, all non-competition and non-solicitation obligations and all obligations pursuant to the Release), the Company may immediately cease providing the Severance Benefits and shall have no further obligation to Executive for such Severance Benefits.

3.    Other Employment Termination.    If Executive's employment terminates for any reason other than as described in Section 2.1, including but not limited to if Executive resigns from the Company without Good Reason, Executive shall only receive any compensation owed to him as of his termination date and any other post-termination benefits that Executive is eligible to receive under any plan or program of the Company.

4.    Limitations on Severance Benefits.

        4.1    It is the intention of Executive and the Company that no payments made or benefits provided by the Company to or for the benefit of Executive under this Agreement or any other agreement or plan pursuant to which Executive is entitled to receive payments or benefits shall be non-deductible to the Company by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), relating to golden parachute payments.

        4.2    [For chief executive officer, use the following bracketed text] [Notwithstanding the foregoing, in the event it shall be determined that any payment, award, benefit or distribution by the Company to or for the benefit of Executive would be subject to the federal excise tax levied on certain "excess parachute payments" under Code Section 4999 of the Code or any corresponding provisions of state or local tax laws as a result of the payment to Executive of the Severance Benefits or any other payments, or any interest or penalties are incurred by Executive with respect to such tax, then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment, Executive retains an amount equal to the excise tax imposed upon the payments.] [For all executives other than chief executive officer, use the following bracketed text] [Notwithstanding the foregoing, upon the written election of Executive, in his sole discretion, (i) the timing of payments and benefits payable under this Agreement shall be revised, and/or (ii) the total of the payments and benefits payable under this Agreement shall be reduced (as determined by Executive) if and to the extent the payment of such amounts and/or benefits would cause Executive's total termination benefits (as determined by Executive's tax advisor) to constitute an "excess" parachute payment under Section 280G of the Code that would subject Executive to an excise tax under Section 4999(a) of the Code (the "Excise Tax"), with such reductions or revisions being for the purpose of providing Executive the maximum after tax payment. The Company makes no representations or warranty and shall have no liability to Executive or any other person if Executive's determinations do not reduce or eliminate the Excise Tax, and the Company reserves the right to withhold if and when required under Section 4999(c)(1) of the Code.]

        4.3    All payments hereunder (other than reimbursement of expenses) shall be subject to any and all applicable statutory deductions. Executive acknowledges and agrees that the Company may revise the timing of payments in this Agreement to the extent necessary to comply with Section 409A of the Code (although the parties agree that the provisions of this Agreement are not intended to be deferred compensation subject to such section). If and to the extent any portion of any payment, compensation or other benefit provided to Executive in connection with his employment termination is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code and Executive is a specified employee as defined in Section 409A(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination Executive hereby agrees that he is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six (6) months plus one (1) day after the date of separation from service (as determined under Section 409A of the Code) (the "New Payment Date"), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of separation from service and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Section 4.3 that are due within the "short term deferral period" as defined in regulations promulgated under Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. This Agreement is intended to comply with the provisions of Section 409A of the Code and the Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in the Agreement shall have the meanings given such terms under Section 409A of the Code if and to the extent required to comply with Section 409A of the Code. Notwithstanding the foregoing, to the extent that the Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A of the Code, then neither the Company, the Company's board of directors nor its or their designees or agents shall be liable to Executive or any other person for any actions, decisions or determinations made in good faith.

5.    Successors.

        5.1    Successor to Company.    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company and its subsidiaries and any successor to their business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

        5.2    Successor to Executive.    This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive or his family hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Executive's estate.

6.    Notices.    All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at 110 Spit Brook Road, Building ZKO2, Nashua, New Hampshire 03062, Attention: Chief Executive Officer, and to Executive at Executive's address indicated on the signature page of this Agreement (or to such other address as either the Company or Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

7.    Miscellaneous.

        7.1    Employment by Subsidiary.    For purposes of this Agreement, Executive's employment with the Company shall not be deemed to have terminated solely as a result of Executive continuing to be employed by a wholly-owned subsidiary of the Company.

        7.2    Severability.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        7.3    Governing Law.    The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Delaware, without regard to conflicts of law principles.

        7.4    Waiver of Right to Jury Trial.    Both the Company and Executive expressly waive any right that any party either has or may have to a jury trial of any dispute arising out of or in any way related to the matters covered by this Agreement.

        7.5    Waivers.    No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

        7.6    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

        7.7    Tax Withholding.    Any payments provided for hereunder shall be subject to all applicable tax withholding required under federal, state or local law.

        7.8    Entire Agreement.    This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein, including [insert all other severance agreements with Executive that are intended to be superseded (in full) by this Agreement]; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

        7.9    Not an Employment Contract.    Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain Executive as an employee and that this Agreement does not prevent Executive from terminating employment at any time.

        7.10    Amendments.    This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

        7.11    Executive's Acknowledgements.    Executive acknowledges that he: (a) has read this Agreement; (b) has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of Executive's own choice or has voluntarily declined to seek such counsel; and (c) understands the terms and consequences of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

THE COMPANY:			EXECUTIVE:
EQUALLOGIC, INC.			[INSERT EXECUTIVE'S NAME]
By:	[insert name]
	[inset title]	Address:	[insert Executive's address]

EXHIBIT A
GENERAL RELEASE

        This General Release (the "Release Agreement") by [EMPLOYEE] ("Employee") is effective as of [DATE], pursuant to the requirements of Section 2.1 of the Executive Severance and Change-of-Control Agreement between EqualLogic, Inc., a Delaware corporation (the "Company"), and Employee (the "Severance Agreement").

1.    In consideration of Employee's execution and compliance with the terms and conditions of this Release Agreement, the Company shall pay to Employee the amounts due to Employee pursuant to the Severance Agreement (the "Payments"). The Payments shall commence or be made, as the case may be, within 10 days following the Effective Date of this Release Agreement (as defined in paragraph 5 below).

2.    Employee acknowledges that the Payments are in lieu of and in full satisfaction of any severance or similar amounts that might otherwise be payable under any contract, agreement, plan, policy, program, practice or otherwise, past or present, of the Company or any of its affiliates. Employee expressly agrees that following Employee's receipt of the Payments, the Company shall have no further obligations to him, and that Employee shall have no right to any other severance or similar payments or benefits from the Company or its affiliates, with respect to Employee's employment with the Company or the separation thereof.

3.    Employee voluntarily, knowingly and willingly releases and forever discharges the Company and all of its parents, subsidiaries and affiliates, together with all of their respective past and present stockholders, agents, officers, employees, directors, successors and assigns (collectively, the "Releasees"), from and against any and all claims, charges, damages, lawsuits, actions, causes of action and liabilities whatsoever, whether known or unknown, absolute or contingent, accrued or unaccrued, which against them Employee or Employee's executors, administrators, successors or assigns ever had, now have, or may hereafter claim to have against the Releasees by reason of any matter, cause or thing whatsoever arising on or before the date Employee signs this Release Agreement, and whether or not previously asserted before any state or federal court or before any state or federal agency or governmental entity (the "Release"). This Release includes, but is not limited to, any rights or claims relating in any way to Employee's employment relationship with the Company or any of the Releasees, or the termination thereof, or arising under any statute or regulation, including Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave Act of 1993, each as amended, and any other federal, state or local statutes, including but not limited to, the New Hampshire Law Against Discrimination, or the common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Employee and the Company or any of the Releasees. Employee represents that Employee has not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company or any of the other Releasees, arising out of or relating to any of the matters set forth in this paragraph. Employee further agrees that Employee will not be entitled to any personal recovery in any action or proceeding whatsoever against the Company or any of the Releasees for any of the matters set forth in this paragraph, excepting those which may arise after the date hereof, or with respect to the Company's obligations under the Severance Agreement.

4.    Employee acknowledges that Employee has carefully read this Release Agreement and fully understands all of its terms. Employee is signing this Release Agreement voluntarily and with full knowledge of its significance and acknowledges that Employee has not relied upon any representation or statement, written or oral, not set forth in this Release Agreement. Employee further acknowledges that Employee is receiving consideration for Employee's execution of this Release Agreement pursuant to the Severance Agreement in addition to anything of value to which Employee already is entitled.

Employee acknowledges that such Payments are expressly conditioned upon Employee's execution of this Release Agreement. Employee further understands that Employee has twenty-one (21) days from the original date of presentment of this Release Agreement (set forth below) to consider whether or not to execute this Release Agreement, although Employee may elect to sign it sooner.

5.    Employee shall have a period of seven (7) days after signing this Release Agreement to revoke Employee's consent hereto, which revocation must be in writing to the undersigned, and this Release Agreement shall not become effective until after this time period has passed (the "Effective Date"). Employee understands that if Employee revokes such consent within such seven (7) day period, all of the Company's obligations to Employee under the Severance Agreement will immediately cease, and the Company will not be required to make the Payments to Employee.

6.    The provisions of this Release Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. Moreover, if anyone or more of the provisions of this Release Agreement shall be held to be excessively broad as to duration, activity or subject, such provision shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

7.    This Release Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

8.    For purposes of this Release Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when hand delivered, 24 hours after sent by overnight courier, or upon receipt of mail by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram or fax, addressed as follows:

    To the Company:

    EqualLogic, Inc.
    110 Spit Brook Road
    Building ZKO2
    Nashua, New Hampshire 03062
    Attention: General Counsel

    To Employee:

    At the address on file for the Employee at the Company

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.    This Release Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, between the parties hereto. No provision of this Release Agreement may be modified or discharged unless such modification or discharge is authorized and agreed to in writing, signed by Employee and the Company.

        IN WITNESS WHEREOF, Employee has hereunder caused this Release Agreement to be duly executed and delivered in their names and on their behalf.

Date of original presentment: [DATE]

[EMPLOYEE]

Agreed:

Date of signing:

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FORM OF EXECUTIVE SEVERANCE AND CHANGE-OF-CONTROL AGREEMENT